UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              COMMISSION FILE NUMBER:  000-22176

                               BANCA QUADRUM, S.A.
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             (Exact name of registrant as specified in its charter)


                TORRE QUADRUM, BLVD. MANUEL AVILA CAMACHO NO. 76
                COL. LOMAS DE CHAPULTEPEC, CP 11010, MEXICO, D.F.
                               +(52-55) 5284 5500
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


    AMERICAN DEPOSITARY SHARES (EVIDENCED BY AMERICAN DEPOSITARY RECEIPTS) OF
                   BANCA QUADRUM, S.A. (CUSIP NO. 05944R108)
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            (Title of each class of securities covered by this Form)


                                      NONE
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      | |  Rule 12h-3(b)(1)(i)    | |

Rule 12g-4(a)(1)(ii)     | |  Rule 12h-3(b)(1)(ii)   | |

Rule 12g-4(a)(2)(i)      |X|  Rule 12h-3(b)(2)(i)    | |

Rule 12g-4(a)(2)(ii)     | |  Rule 12h-3(b)(2)(ii)   | |

                              Rule 15d-6             | |

Approximate number of holders of record as of the certification or notice date:
Zero * holders of record deemed residents of the United States determined in accordance with the provisions of Rule 12g3-2(a).

*Note: Registrant is a Mexican banking corporation in liquidation under the supervision of the Mexican Banking Authorities. On February 28, 2002, physical title to all shares was cancelled pursuant to an adopted resolution of the shareholders.

Pursuant to the requirements of the Securities Exchange Act of 1934, Banca Quadrum, S.A., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  August 10, 2005         BANCA QUADRUM, S.A. A Multiple banking
                                Institution in Liquidation Represented
                                by its Liquidator Instituto para la
                                Proteccion del Ahorro Bancario Who is
                                represented by KPMG Cardenas Dosal, S.C.
                                ------------------------------------------------



                                By:  /s/Federico Noel Castillo Sanchez Mejorada
                                     -------------------------------------------
                                Name:   Federico Noel Castillo Sanchez Mejorada
                                Title:  Legal Representative

                                By:  /s/ Victor Manuel Vazquez Avila
                                     -------------------------------------------
                                Name:   Victor Manuel Vazquez Avila
                                Title:  Legal Representative